Exhibit 10.19
EMPLOYMENT SEPARATION AGREEMENT
THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), which includes Exhibits A, B and C hereto which are incorporated herein by this reference, is entered into by and between IXIA, a California corporation (“Ixia”), and RONALD W. BUCKLY (“Former Employee”), and shall become effective when executed by both parties hereto (the “Effective Date”).
RECITALS
A.    Former Employee ceased to be an employee and officer of Ixia on January 8, 2016 (the “Termination Date”).
B.    Former Employee desires to receive, and Ixia desires to provide to Former Employee, severance benefits under Ixia’s Officer Severance Plan (as Amended and Restated effective January 1, 2009), as amended (together with any amendments, the “Severance Plan”), which benefits are stated in the Severance Plan to be contingent upon, among other things, Former Employee’s entering into this Agreement and undertaking the obligations set forth herein.
C.    Ixia and Former Employee desire to set forth their respective rights and obligations with respect to Former Employee’s separation from Ixia and to finally and forever settle and resolve all matters concerning Former Employee’s past services to Ixia.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Ixia and Former Employee hereby agree as follows:

1.	DEFINITIONS
As used herein, the following terms shall have the meanings set forth below:
1.1     “Includes;” “Including.” Except where followed directly by the word “only,” the terms “includes” or “including” shall mean “includes, but is not limited to,” and “including, but not limited to,” respectively.
1.2     “Severance Covered Period.” The term “Severance Covered Period” shall mean a period of time commencing upon the effective date of this Agreement and ending on the date on which the last installment of the Severance Allowance is due and payable pursuant to Section 6.2 of this Agreement.
1.3     Other Capitalized Terms. Capitalized terms (other than those specifically defined herein) shall have the same meanings ascribed to them in the Severance Plan.

2.	MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
Each party hereto represents, warrants and covenants (with respect to itself/himself only) to the other party hereto that, to its/his respective best knowledge and belief as of the date of each party’s respective signature below:
2.1        Full Power and Authority. It/he has full power and authority to execute, enter into and perform its/his obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/him in accordance with its terms; it/he will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/his obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.
2.2     Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:

(a)    will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/he is a party (including, in the case of Ixia, its bylaws and articles of incorporation each as amended to date) or to which it/he is bound;
(b)    will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and
(c)    has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.

3.	CONFIDENTIALITY OBLIGATIONS DO NOT TERMINATE
Former Employee acknowledges that any confidentiality, proprietary rights, non-solicitation, or nondisclosure agreement(s) in favor of Ixia which he may have entered into from time to time in connection with his employment (collectively, the “Nondisclosure Agreement”) with Ixia is understood to be intended to survive, and does survive, any termination of such employment, and accordingly nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such Nondisclosure Agreement or Former Employee’s obligations thereunder. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such Nondisclosure Agreement, which term shall continue as set forth therein.

4.	BENEFITS
4.1     Health Care Insurance Continuation. Ixia (at its expense) will continue, for a period of 18 months following the Termination Date, health care coverage for Former Employee and his family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)) under Ixia’s group health plan(s) generally available during such period to employees participating in such plan(s) and at levels and with coverage no greater than those provided to such Former Employee as of the Termination Date. Thereafter, Former Employee (at his expense) may elect coverage under a conversion health plan available under Ixia’s group health plan(s) from Ixia’s health insurance carrier if and to the extent he is entitled to do so as a matter of right under federal or state law.
4.2     Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or in Section 6 of this Agreement or as required by applicable law, Former Employee shall have no right to continue his participation in any Ixia benefit plan following such employee’s termination.

5.	STOCK OPTIONS AND OTHER RIGHTS
Exhibit A hereto sets forth any and all outstanding stock options, stock appreciation rights, restricted stock units, restricted stock awards, warrants and other rights to purchase capital stock or other securities of Ixia (including but not limited to stock purchase agreements, but excluding rights under the ESPP) which have been previously issued to Former Employee and which are outstanding as of the date hereof. Except as expressly provided in the Severance Plan, nothing in this Agreement shall alter or affect any of such outstanding stock options, stock appreciation rights, restricted stock units, restricted stock awards, warrants or rights, Former Employee’s rights or responsibilities with respect thereto, including but not limited to Former Employee’s rights to exercise any of his options, stock appreciation rights, warrants or rights following the Termination Date, or Ixia’s rights with respect thereto.

6.	PAYMENTS TO FORMER EMPLOYEE
6.1     Employee Compensation. Ixia has paid, and Former Employee acknowledges and agrees that Ixia has paid, to him any and all salary and accrued but unpaid vacation and sick pay owed by Ixia to Former Employee up to and including the Termination Date other than any compensation owed to him under the Severance Plan. Ixia acknowledges that, as provided in that certain Employment and Retention Agreement entered into as of December 23, 2014 between Ixia and Former Employee, Former Employee shall remain eligible following the Termination Date to participate in the Ixia 2015 Senior Officer Bonus Plan (the “2015 Bonus Plan”) in accordance with the terms and conditions thereof. Ixia further acknowledges that it has waived any requirement under the 2015 Bonus Plan that Former Employee be employed by Ixia on the date of payment of any bonuses thereunder (including any discretionary bonuses).

6.2     Severance Allowance. In consideration for the release by Former Employee set forth herein (including the release of any and all claims Former Employee has or may have under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”)) and Former Employee’s performance of his obligations under this Agreement (including but not limited to Former Employee’s obligations under Section 7 hereof), (i) Former Employee is entitled to receive, and Ixia shall pay to Former Employee, a Severance Allowance in the aggregate gross amount of $491,041.08 payable in twelve (12) equal monthly installments of $40,920.09 each, less all applicable withholding taxes, beginning on the date that is thirty-one (31) days following the Termination Date, in accordance with the terms and conditions of the Severance Plan, and (ii) Former Employee is further entitled to receive and Ixia shall provide acceleration of vesting and an extended exercise period pursuant to the terms specified in the Severance Plan.

7.	NON-SOLICITATION
Subject and in addition to Former Employee’s existing fiduciary duties as a former officer and employee of Ixia to the extent such continue under applicable law after Former Employee’s Termination Date, provided that Ixia has not breached any of the terms of this Agreement or any other currently existing written agreements between Ixia and Former Employee, Former Employee agrees until the completion of the Severance Covered Period not to induce or attempt to induce any person who is an officer, director, employee, principal or agent of or with respect to Ixia to leave his employment, agency, directorship or office with Ixia. The parties acknowledge that the provisions and obligations set forth in this Section 7 are an integral part of this Agreement and that in the event Former Employee breaches any of the provisions or obligations of this Section 7 or any other term, provision or obligation of this Agreement, then Ixia, in addition to any other rights or remedy it may have at law, in equity, by statute or otherwise, shall be excused from its payment obligations to Former Employee under the Severance Plan and this Agreement.

8.	CONFIDENTIAL INFORMATION AND TRADE SECRETS
8.1     Former Employee hereby recognizes, acknowledges and agrees that Ixia is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Ixia, Former Employee hereby further agrees as follows:
(a)    That, except with prior written authorization from Ixia’s CEO, for purposes related to Ixia’s best interests, he will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Ixia which are not intended for and have not been the subject of public disclosure. Former Employee agrees to safeguard all Ixia trade secrets in his possession or known to him at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise his reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Former Employee has (i) become generally known to the public or competitors of Ixia (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Former Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Ixia. Former Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.
(b)    That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Former Employee with respect to any aspects of Ixia’s current or anticipated business while an employee of Ixia are and remain the sole and exclusive property of Ixia, and Former Employee has disclosed all such things of value to Ixia and will cooperate with Ixia to insure that the ownership by Ixia of such property is protected. All of such property of Ixia in Former Employee’s possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Ixia has already been, or shall be immediately, delivered to Ixia.
8.2 Former Employee further acknowledges that as the result of his prior service as an officer and employee of Ixia, he has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Former Employee understands that the privilege to hold such information and documents confidential is Ixia’s, not his personally, and that he will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Ixia unless he is required to do so by law.
8.3     Former Employee’s obligations set forth in this Section 8 shall be in addition to, and not instead of, Former Employee’s obligations under any written Nondisclosure Agreement.

9.	ENFORCEMENT OF SECTIONS 7 AND 8
Former Employee hereby acknowledges and agrees that the services rendered by him to Ixia in the course of his prior employment were of a special and unique character, and that breach by him of any provision of the covenants set forth in Sections 7 and 8 of this Agreement will cause Ixia irreparable injury and damages. Former Employee expressly agrees that Ixia shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.
The parties hereto expressly agree that the covenants contained in Sections 7 and 8 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.

10.	PROHIBITION AGAINST DISPARAGEMENT
10.1     Former Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, occurring on or off the premises of Ixia, made by him or on his behalf to any person or entity (including, without limitation, any Ixia employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Ixia (or any of its subsidiaries) or to Ixia’s or any of its subsidiaries’ directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Ixia or its directors, officers, management or employees.
10.2     The only exceptions to Section 10.1 shall be: (a) truthful statements privately made to (i) the CEO of Ixia, (ii) any member of Ixia’s Board, (iii) Ixia’s auditors, (iv) inside or outside counsel of Ixia, (v) Former Employee’s counsel or (vi) Former Employee’s spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Ixia’s CEO or Board to Former Employee directing him to respond to inquiries from such specified persons.

11.	COOPERATION
Former Employee agrees that for a period of five years commencing with the Effective Date he will cooperate fully and reasonably with Ixia in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Ixia (which, for purposes of this section, shall include Ixia and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Ixia (with regard to matters relating to such person(s) acting in such capacities with regard to Ixia business). Such cooperation shall include making himself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Ixia’s expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of his monthly severance compensation under Section 6.2 hereof for each full or partial day during which Former Employee makes himself so available) in any action as reasonably requested by the CEO or the Board. Former Employee further agrees to immediately notify Ixia’s CEO in writing in the event that he receives any legal process or other communication purporting to require or request him to produce testimony, documents, information or things in any manner related to Ixia, its directors, officers or employees, and that he will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Ixia without giving Ixia prior written notice of the same and reasonable time to protect its interests with respect thereto. Former Employee further promises that when so directed by the CEO or the Board, he will make himself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Ixia and will produce all documents and things in his possession or under his control which in any manner concern or relate to Ixia. Former Employee covenants and agrees that he will immediately notify Ixia’s CEO in writing in the event that he breaches any of the provisions of Sections 7, 8, 10 or 11 hereof.

12.	SOLE ENTITLEMENT
Former Employee acknowledges and agrees that his sole entitlement to compensation, payments of any kind, monetary and non-monetary benefits and perquisites with respect to his prior Ixia relationship (as an officer and employee) is as set forth in the Severance Plan, this Agreement, Ixia’s bonus plans for officers as in effect from time to time, stock option and warrant agreements, COBRA, and such other written agreements and securities between Ixia and Former Employee as may exist or as may be set forth on Exhibit B hereto.

13.	RELEASE OF CLAIMS
13.1     General. Former Employee does hereby and forever release and discharge Ixia and the predecessor corporation of Ixia as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Former Employee by Ixia, the separation of that employment, and any dealings between the parties concerning Former Employee’s employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 13 shall affect any rights, claims or causes of action which Former Employee may have (1) with respect to his outstanding stock options, warrants or other stock subscription rights to purchase Ixia Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Ixia; (3) to or for indemnification by Ixia, to the extent required under the provisions of Ixia’s Amended and Restated Articles of Incorporation, as amended, Ixia’s Bylaws, as amended, the California General Corporation Law, insurance or contracts, with respect to matters relating to Former Employee’s prior service as a director, an officer, employee and agent of Ixia or its subsidiaries; (4) with respect to his eligibility for severance payments under the Severance Plan or any other written agreement listed on Exhibit B hereto; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 13 with respect to any matter or anyone released by the first sentence of this Section 13 with respect to any matter not released thereby; or (6) with respect to Ixia’s performance of this Agreement. Further, Former Employee waives specifically any and all rights or claims Former Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.
13.2     Waiver of Unknown Claims. Former Employee acknowledges that he is aware that he may hereafter discover claims or facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released, and he agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that he has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”
13.3     Covenant Not to Sue on Matters Released. Former Employee covenants that he will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Former Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.

14.	ASSIGNMENT
Former Employee represents and warrants that he has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Ixia from and against any and all costs, expense, loss or liability incurred by Ixia as a consequence of any such assignment, transfer or grant.

15.	FORMER EMPLOYEE REPRESENTATIONS
Notwithstanding that this Agreement is being entered into subsequent to the Termination Date, except as listed by Former Employee on Exhibit C, for the period beginning at the close of business on the Termination Date to the Effective Date, Former Employee represents and warrants that he has not acted or omitted to act in any respect which directly or indirectly would have constituted a violation of Sections 7, 8, 10 or 11 herein had this Agreement then been in effect.

16.	MISCELLANEOUS
16.1     Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Ixia, must be from an officer of Ixia) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a)	If to Ixia:	Ixia 26601 West Agoura Road Calabasas, California 91302 Attn: Chief Executive Officer
	With a copy to:	Bryan Cave LLP 120 Broadway, Suite 300 Santa Monica, CA 90401 Attention: Katherine F. Ashton, Esq.
(b)	If to Former Employee:	Ronald W. Buckly 470 22nd Street Santa Monica, CA 90402

16.2     Legal Advice and Construction of Agreement. Both Ixia and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement.
16.3     Parties’ Understanding. Ixia and Former Employee state that each has carefully read this Agreement, that it has been fully explained to it/him by its/his attorney (or that it/he has voluntarily and knowingly elected not to receive such explanation), that it/he fully understands its final and binding effect, that the only promises made to it/him to sign the Agreement are those stated herein, and that it/he is signing this Agreement voluntarily.
16.4     Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.
16.5     Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, the parties understand and agree that any Nondisclosure Agreement and all other written agreements between Former Employee and Ixia are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.
16.6     Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 16.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.
16.7     Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.
16.8     Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.
16.9     Specific Performance. Each party hereto may obtain specific performance to enforce its/his rights hereunder and each party acknowledges that failure to fulfill its/his obligations to the other party hereto would result in irreparable harm.
16.10     Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Ixia and Former Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the County of Los Angeles, State of California.
Arbitration may be conducted by one impartial arbitrator by mutual agreement. In the event that the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration, the arbitration shall proceed before a panel of three arbitrators, one of whom shall be selected by Ixia and one of whom shall be selected by Former Employee, and the third of whom shall be selected by the two arbitrators selected. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or, except as otherwise provided by Section 16.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys’ fees incurred in arbitration. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the Superior Court of the County of Los Angeles, California or the United States District Court for the Central District of California.
16.11     California Law and Location. This Agreement was negotiated, executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of California applicable to the construction and enforcement of contracts between parties resident in California which are entered into and fully performed in California. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 16.10 above shall be filed in the state courts of the County of Los Angeles, State of California or in a United States District Court in the Central District of California and in no other location. The parties hereby waive the right to object to such location on the basis of venue.
16.12     Attorneys’ Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute.

16.13     Force Majeure. Neither Ixia nor Former Employee shall be deemed in default if its/his performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party’s reasonable control.
16.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
16.15     Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Ixia may assign this Agreement to a corporation acquiring: (1) 50% or more of Ixia’s capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Ixia in a single transaction; and except that Former Employee may transfer or assign his rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of his death to his heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 13 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.
16.16     Payment Procedure. Except as otherwise explicitly provided herein or in the Severance Plan, all payments by Ixia to Former Employee or by Former Employee to Ixia due hereunder may be by, at the paying party’s election, cash, wire transfer or check. Except as explicitly provided herein or in the Severance Plan, neither party may reduce any payment or obligation due hereunder by any amount owed or believed owed to the other party under any other agreement, whether oral or written, now in effect or hereafter entered into.
16.17     Survival. The definitions, representations and warranties herein as well as the obligations set forth in Sections 7, 8 and 10‑16 hereof shall survive any termination of this Agreement for any reason whatsoever.
16.18     No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Ixia or Former Employee.
16.19     Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.
16.20     Effectiveness. This Agreement shall become effective upon execution by the later of the parties hereto to execute this Agreement.

17.	DAY REVIEW PERIOD; RIGHT TO REVOKE
Former Employee acknowledges that he was advised in writing to consult with an attorney prior to executing this Agreement and represents and warrants to Ixia that he has done so, and further acknowledges that he has been given a period of 21 days within which to consider the terms and provisions of this Agreement with his attorney. If Former Employee has executed and delivered to Ixia this Agreement prior to the expiration of such 21-day period, then in doing so, Former Employee acknowledges that he has unconditionally and irrevocably waived his right to that unexpired portion of such 21-day period. In addition, Former Employee shall have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by providing written notification of such revocation directly to the CEO of Ixia (with a copy to the General Counsel of Ixia) at the address specified in Section 16.1, supra, via hand delivery.

IXIA By: /s/ Bethany Mayer Print Name: Bethany Mayer Print Title: President and Chief Executive Officer Date: January 28 , 2016	RONALD W. BUCKLY Signature: /s/ Ronald W. Buckly Date: January 25 , 2016

EXHIBIT A
OUTSTANDING STOCK PURCHASE OR OTHER ACQUISITION RIGHTS

Type of Equity Award	Grant Date	Number of Shares Originally Subject to Grant	Exercise Price (if applicable)	Pre-Acceleration Number of NSOs Exercisable as of 01/08/2016(1)	Number of NSOs/RSUs to be Accelerated(2)	Total Shares Issuable or Exercisable after Acceleration	Expiration Date (if applicable)(3)
NSO	03/12/2010	65,000	$8.88	65,000	N/A	65,000	04/07/2016
NSO	02/08/2011	41,400	18.09	41,400	N/A	41,400	04/07/2016
NSO	02/08/2011	51,000	18.09	51,000	N/A	51,000	04/07/2016
NSO	02/02/2012	33,000	12.74	30,937	2,063	33,000	04/07/2016
NSO	02/02/2012	22,000	12.74	22,000	N/A	22,000	04/07/2016
NSO	06/07/2012	50,000	10.99	46,875	3,125	50,000	04/07/2016
NSO	12/13/2012	20,000	15.47	15,000	5,000	20,000	04/07/2016
NSO	02/07/2013	5,000	20.94	3,437	1,250	4,687	04/07/2016
RSU	02/02/2012	11,000	N/A	N/A	688	688	N/A
RSU	02/02/2012	7,300	N/A	N/A	457	457	N/A
RSU	12/13/2012	6,700	N/A	N/A	1,675	1,675	N/A
RSU	02/07/2013	1,600	N/A	N/A	400	400	N/A
RSU	02/27/2015	60,000(4)	N/A	N/A	N/A	N/A	N/A

(1)	This is the number of NSOs exercisable on the Termination Date (i.e., January 8, 2016) prior to any acceleration of vesting pursuant to Section 4(i) of the Severance Plan.

(2)	Represents NSOs and RSUs scheduled to vest after January 8, 2016 and on or prior to January 8, 2017 for which vesting will be accelerated on the Termination Date.

(3)	Represents the last day to exercise NSOs pursuant to the Severance Plan (i.e., 90 days after the Termination Date).

()4	The remaining 30,000 RSUs automatically vested on January 8, 2016.

EXHIBIT B
LIST OF OTHER AGREEMENTS (Pursuant to Sections 12 and 13)

1.	Employment and Retention Agreement entered into as of December 23, 2014 between Ixia and me

2.	Ixia 2015 Senior Officer Bonus Plan*

3.	My Indemnification Agreement with Ixia entered into in connection with my employment as an officer of Ixia.

___________

*
Pursuant to Section 4.2 of that certain Employment and Retention Agreement entered into as of December 23, 2014 between Ixia and me, I am eligible to participate in the Ixia 2015 Senior Officer Bonus Plan (the “2015 Bonus Plan”) in accordance with the terms and conditions thereof, and Ixia has waived any requirement under the 2015 Bonus Plan that I be employed by Ixia on the date of payment of any bonuses thereunder (including any discretionary bonuses).

EXHIBIT C
EXCEPTIONS (Pursuant to Section 15)

I was contacted by an Ixia employee who has resigned or is resigning, and he asked me to review the terms of his offer letter from another company. I did not review his agreement.